Exhibit 4.2

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL TO THE HOLDER, IN FORM AND SUBSTANCE REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.

THE REGISTERED HOLDER OF THIS PURCHASE WARRANT AGREES BY HIS, HER OR ITS ACCEPTANCE HEREOF, THAT SUCH HOLDER WILL NOT FOR A PERIOD OF ONE HUNDRED EIGHTY (180) DAYS FOLLOWING THE EARLIER OF (I) DECEMBER 16, 2017 OR (II) A CHANGE OF CONTROL (AS DEFINED BELOW): (A) SELL, TRANSFER, ASSIGN, PLEDGE OR HYPOTHECATE THIS PURCHASE WARRANT TO ANYONE, OR (B) CAUSE THIS PURCHASE WARRANT OR THE SECURITIES ISSUABLE HEREUNDER TO BE THE SUBJECT OF ANY HEDGING, SHORT SALE, DERIVATIVE, PUT OR CALL TRANSACTION THAT WOULD RESULT IN THE EFFECTIVE ECONOMIC DISPOSITION OF THIS PURCHASE WARRANTOR THE SECURITIES HEREUNDER, EXCEPT AS PROVIDED FOR IN FINRA RULE 5110(G)(2).

THIS PURCHASE WARRANT IS NOT EXERCISABLE PRIOR TO THE EARLIER OF (A) DECEMBER 16, 2017 OR (B) A CHANGE OF CONTROL (AS DEFINED BELOW). VOID AFTER 5:00 P.M., EASTERN TIME, JUNE 19, 2022.

COMMON STOCK PURCHASE WARRANT ADOMANI, INC.

Number of Shares of Common Stock: 350,000 Date of Issuance: June 19, 2017

1.                  Purchase Warrant. THIS CERTIFIES THAT, pursuant to that certain Settlement and Release Agreement by and between ADOMANI, Inc., a Delaware corporation (the “Company”) and Redwood Group International Limited (“Redwood”), dated June 8, 2017 (the “Agreement”), Redwood (in such capacity with its permitted successors or assigns, the “Holder”), as registered owner of this Purchase Warrant, is entitled, at any time or from time to time from the earlier of (a) December 16, 2017 or (b) a Change of Control (the “Exercise Date”), and at or before 5:00 p.m., Eastern time, June 19, 2022 (the “Expiration Date”), but not thereafter, to subscribe for, purchase and receive, in whole or in part, up to 350,000 shares of common stock of the Company, par value $0.00001 per share (the “Shares”), subject to adjustment as provided in Section 5 hereof. If the Expiration Date is a day on which banking institutions are authorized by law or executive order to close, then this Purchase Warrant may be exercised on the next succeeding day which is not such a day in accordance with the terms herein. During the period commencing on the date hereof and ending on the Expiration Date, the Company agrees not to take any action that would terminate this Purchase Warrant. This Purchase Warrant is initially exercisable at $5.00 per Share; provided, however, that upon the occurrence of any of the events specified in Section 5 hereof, the rights granted by this Purchase Warrant, including the exercise price per Share and the number of Shares to be received upon such exercise, shall be adjusted as therein specified. The term “Exercise Price” shall mean the initial exercise price or the adjusted exercise price, depending on the context, and the term “Change of Control” shall mean (i) the consummation of a merger or consolidation in which the Company is not the surviving entity, except for a transaction in which the holders of the outstanding voting securities of the Company immediately prior to such merger or consolidation hold as a result of holding securities of the Company prior to such transaction, in the aggregate, securities of the Company possessing at least fifty percent (50%) of the total combined voting power of all outstanding voting securities of the surviving entity immediately after such merger or consolidation; or (ii) the sale, transfer, lease or other disposition of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole.

2.                  Exercise.

2.1              Exercise Form. In order to exercise this Purchase Warrant, the exercise form attached hereto as Exhibit A (the “Exercise Form”) must be duly executed and completed and delivered to the Company, together with this Purchase Warrant and payment of the Exercise Price for the Shares being purchased payable in cash by wire transfer of immediately available funds to an account designated by the Company or by certified check or official bank check to the order of the Company. If the subscription rights represented hereby shall not be exercised at or before 5:00 p.m., Eastern time, on the Expiration Date, this Purchase Warrant shall become and be void without further force or effect, and all rights represented hereby shall cease and expire.

2.2              Cashless Exercise. In lieu of exercising this Purchase Warrant by payment of cash or check payable to the order of the Company pursuant to Section 2.1 above, Holder may elect to receive the number of Shares equal to the value of this Purchase Warrant (or the portion thereof being exercised), by surrender of this Purchase Warrant to the Company, together with the Exercise Form, in which event the Company shall issue to Holder, Shares in accordance with the following formula:

X = Y (A – B)

      A

where:

X = the number of Shares to be issued to the Holder pursuant to this Section 2;

Y = the number of Shares that would be issuable upon exercise of this Purchase if such exercise were by means of a cash exercise pursuant to Section 2.1 rather than a cashless exercise pursuant to this Section 2.2;

A = the fair market value of one Share, as determined in accordance with the provisions of this Section 2; and

B = the Exercise Price in effect under this Purchase Warrant at the time the election to exercise the Purchase Warrant on a cashless basis is made pursuant to this Section 2.

For purposes of this Section 2.2, the fair market value of a Share is defined as follows:

(i)                 if the Company’s common stock is traded on a securities exchange, the value shall be deemed to be the arithmetic average of the closing price on such exchange for the five (5) consecutive trading days ending on the date immediately preceding the date of the Exercise Form submitted in connection with the exercise of this Purchase Warrant; or

(ii)               if the Company’s common stock is actively traded over-the-counter, the value shall be deemed to be the arithmetic average of the closing bid price for the five (5) consecutive trading days ending on the date immediately preceding the date of the Exercise Form submitted in connection with the exercise of the Purchase Warrant; or

(iii)	if there is no active public market for the Company’s common stock, the value

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shall be the fair market value thereof, as determined in good faith by the Company’s Board of Directors.

2.3              Legend. Each certificate for the securities purchased under this Purchase Warrant shall bear a legend as follows unless such securities have been registered under the Securities Act of 1933, as amended (the “Act”):

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Act”), or applicable state securities laws. Neither the securities nor any interest therein may be offered for sale, sold, transferred or assigned (i) in the absence of (a) an effective registration statement for the securities under the Act or (b) an opinion of counsel selected by the Holder, in form and substance reasonably acceptable to the Company, that registration is not required under the Act.”

3.                  Transfer.

3.1              General Restrictions. The registered Holder of this Purchase Warrant agrees by his, her or its acceptance hereof, that such Holder will not for a period of one hundred eighty (180) days following the Exercise Date (a) sell, transfer, assign, pledge or hypothecate this Purchase Warrant to anyone or (b) cause this Purchase Warrant or the securities issuable hereunder to be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of this Purchase Warrant or the securities hereunder, except as provided for in FINRA Rule 5110(g)(2). On and after that date that is one hundred eighty (180) days after the Exercise Date, transfers to others may be made subject to compliance with or exemptions from applicable securities laws. In order to make any permitted assignment, the Holder must deliver to the Company the assignment form attached hereto as Exhibit B duly executed and completed, together with this Purchase Warrant and payment of all transfer taxes, if any, payable in connection therewith. The Company shall within five (5) Business Days transfer this Purchase Warrant on the books of the Company and shall execute and deliver a new Purchase Warrant or Purchase Warrants of like tenor to the appropriate assignee(s) expressly evidencing the right to purchase the aggregate number of Shares purchasable hereunder or such portion of such number as shall be contemplated by any such assignment.

4.                  New Purchase Warrants to be Issued.

4.1              Partial Exercise or Transfer. Subject to the restrictions in Section 3 hereof, this Purchase Warrant may be exercised or assigned in whole or in part. In the event of the exercise or assignment hereof in part only, upon surrender of this Purchase Warrant for cancellation, together with the duly executed exercise or assignment form and funds sufficient to pay any Exercise Price and/or transfer tax if exercised pursuant to Section 2.1 hereof, the Company shall cause to be delivered to the Holder without charge a new Purchase Warrant of like tenor to this Purchase Warrant in the name of the Holder evidencing the right of the Holder to purchase the number of Shares purchasable hereunder as to which this Purchase Warrant has not been exercised or assigned.

4.2              Lost Certificate. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Purchase Warrant and of reasonably satisfactory indemnification or the posting of a bond, the Company shall execute and deliver a new Purchase Warrant of like tenor and date. Any such new Purchase Warrant executed and delivered as a result of such loss, theft, mutilation or destruction shall constitute a substitute contractual obligation on the part of the Company.

5.                  Adjustments.

5.1              Adjustments to Exercise Price and Number of Shares. The Exercise Price and the number of Shares underlying this Purchase Warrant shall be subject to adjustment from time to time as hereinafter set forth:

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(a)                Share Dividends; Split Ups. If, after the date hereof, and subject to the provisions of Section 5.3 below, the number of outstanding Shares is increased by a stock dividend payable in Shares or by a split up of Shares or other similar event, then, on the effective day thereof, the number of Shares purchasable hereunder shall be increased in proportion to such increase in outstanding shares, and the Exercise Price shall be proportionately decreased.

(b)               Aggregation of Shares. If, after the date hereof, and subject to the provisions of Section 5.3 below, the number of outstanding Shares is decreased by a consolidation, combination or reclassification of Shares or other similar event, then, on the effective date thereof, the number of Shares purchasable hereunder shall be decreased in proportion to such decrease in outstanding shares, and the Exercise Price shall be proportionately increased.

(c)                Replacement of Shares upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding Shares other than a change covered by Section 5.1(a) or Section 5.1(b) hereof or that solely affects the par value of such Shares, or in the case of any share reconstruction or amalgamation or consolidation of the Company with or into another corporation (other than a consolidation or share reconstruction or amalgamation in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Shares), or in the case of any sale or conveyance to another corporation or entity of the property of the Company as an entirety or substantially as an entirety, the Holder of this Purchase Warrant shall have the right thereafter (until the expiration of the right of exercise of this Purchase Warrant) to receive upon the exercise hereof, for the same aggregate Exercise Price payable hereunder immediately prior to such event, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, share reconstruction or amalgamation, or consolidation, or upon a dissolution following any such sale or transfer, by a Holder of the number of Shares of the Company obtainable upon exercise of this Purchase Warrant immediately prior to such event; and if any reclassification also results in a change in Shares covered by Section 5.1(a) or Section 5.1(b), then such adjustment shall be made pursuant to Section 5.1(a), Section 5.1(b) and this Section 5.1(c). The provisions of this Section 5.1(c) shall similarly apply to successive reclassifications, reorganizations, share reconstructions or amalgamations, or consolidations, sales or other transfers.

(d)               Changes in Form of Purchase Warrant. This form of Purchase Warrant need not be changed because of any change pursuant to this Section 5.1. The acceptance by the Holder of the issuance of a new Purchase Warrant reflecting a required or permissive change shall not be deemed to waive any rights to an adjustment occurring after the date hereof or the computation thereof.

5.2              Substitute Purchase Warrant. In case of any consolidation of the Company with, or share reconstruction or amalgamation of the Company with or into, another corporation (other than a consolidation or share reconstruction or amalgamation which does not result in any reclassification or change of the outstanding Shares), the corporation formed by such consolidation or share reconstruction or amalgamation shall execute and deliver to the Holder a supplemental Purchase Warrant providing that the holder of each Purchase Warrant then outstanding or to be outstanding shall have the right thereafter (until the stated expiration of such Purchase Warrant) to receive, upon exercise of such Purchase Warrant, the kind and amount of shares of stock and other securities and property receivable upon such consolidation or share reconstruction or amalgamation, by a holder of the number of Shares of the Company for which such Purchase Warrant might have been exercised immediately prior to such consolidation, share reconstruction or amalgamation, sale or transfer. Such supplemental Purchase Warrant shall provide for adjustments which shall be identical to the adjustments provided for in this Section 5. The above provision of this Section 5 shall similarly apply to successive consolidations or share reconstructions or amalgamations.

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5.3              Elimination of Fractional Interests. The Company shall not be required to issue certificates representing fractions of Shares upon the exercise of the Purchase Warrant, nor shall it be required to issue scrip or pay cash in lieu of any fractional interests, it being the intent of the parties that all fractional interests shall be eliminated by rounding any fraction up or down, as the case may be, to the nearest whole number of Shares or other securities, properties or rights.

6.                  Reservation of Shares. The Company shall at all times reserve and keep available out of its authorized Shares, solely for the purpose of issuance upon exercise of this Purchase Warrant, such number of Shares or other securities, properties or rights as shall be issuable upon the exercise thereof. The Company covenants and agrees that, upon exercise of this Purchase Warrant and payment of the Exercise Price therefor, in accordance with the terms hereby, all Shares and other securities issuable upon such exercise shall be duly and validly issued, fully paid and non-assessable and not subject to preemptive rights of any stockholder.

7.                  Certain Notice Requirements.

7.1              Holder’s Right to Receive Notice. Nothing herein shall be construed as conferring upon the Holders the right to vote or consent or to receive notice as a stockholder for the election of directors or any other matter, or as having any rights whatsoever as a stockholder of the Company. If, however, at any time prior to the expiration of the Purchase Warrants and their exercise, any of the events described in Section 7.2 shall occur, then, in one or more of said events, the Company shall give written notice of such event at least fifteen days prior to the date fixed as a record date or the date of closing the transfer books (the “Notice Date”) for the determination of the stockholders entitled to such dividend, distribution, conversion or exchange of securities or subscription rights, or entitled to vote on such proposed dissolution, liquidation, winding up or sale. Such notice shall specify such record date or the date of the closing of the transfer books, as the case may be. Notwithstanding the foregoing, the Company shall deliver to each Holder a copy of each notice given to the other stockholders of the Company at the same time and in the same manner that such notice is given to the stockholders.

7.2              Events Requiring Notice. The Company shall be required to give the notice described in this Section 7 upon one or more of the following events: (i) if the Company shall take a record of the holders of its Shares for the purpose of entitling them to receive a dividend or distribution payable otherwise than in cash, or a cash dividend or distribution payable otherwise than out of retained earnings, as indicated by the accounting treatment of such dividend or distribution on the books of the Company, (ii) the Company shall offer to all the holders of its Shares any additional shares of capital stock of the Company or securities convertible into or exchangeable for shares of capital stock of the Company, or any option, right or warrant to subscribe therefor, or (iii) a dissolution, liquidation or winding up of the Company (other than in connection with a consolidation or share reconstruction or amalgamation) or a sale of all or substantially all of its property, assets and business shall be proposed.

7.3              Notice of Change in Exercise Price. The Company shall, within a reasonable time after an event requiring a change in the Exercise Price pursuant to Section 5 hereof, send notice to the Holders of such event and change (“Price Notice”). The Price Notice shall describe the event causing the change and the method of calculating same and shall be certified as being true and accurate by the Company’s Chief Financial Officer.

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7.4              Transmittal of Notices. All notices, requests, consents and other communications under this Purchase Warrant shall be in writing and shall be deemed to have been duly made (1) when hand delivered, (2) when mailed by express mail or private courier service, (3) when the event requiring notice is disclosed in all material respects and filed in a current report on Form 8-K or in a definitive proxy statement on Schedule 14A prior to the Notice Date or (4) if sent by electronic mail, on the day the notice was sent if during regular business hours and, if sent outside of regular business hours, on the following business day: (i) if to the registered Holder of the Purchase Warrant, to the address of such Holder as shown on the books of the Company, or (ii) if to the Company, to following address or to such other address as the Company may designate by notice to the Holders:

If to the Holder:

Han Kun Law

Suite 906, Office Tower C1, Oriental Plaza, No. 1

East Chang An Ave., Beijing 100738, P.R. China

Attention: Charles Li

Email: beijing@hankunlaw.com

With a copy (which shall not constitute notice) to:

Paul Hastings LLP

515 South Flower Street, Twenty-Fifth Floor

Los Angeles, California 90071

Attention: Nicolas Morgan

Email: nicholasmorgan@paulhastings.com

If to the Company:

ADOMANI, Inc.

620 Newport Center Drive, Suite 1100

Newport Beach, California 90245

Attention: Jim Reynolds, Chief Executive Officer

Email: jim.r@adomanielectric.com

With a copy (which shall not constitute notice) to:

K&L Gates LLP

1 Park Plaza, Twelfth Floor

Irvine, California 92614

Attention: Michael A. Hedge

Email: michael.hedge@klgates.com

8.                  Miscellaneous.

8.1              Amendments. The Company and Redwood may from time to time supplement or amend this Purchase Warrant in order to cure any ambiguity, to correct or supplement any provision contained herein that may be defective or inconsistent with any other provisions herein, or to make any other provisions in regard to matters or questions arising hereunder that the Company and Redwood may deem necessary or desirable. All other modifications or amendments shall require the written consent of and be signed by the party against whom enforcement of the modification or amendment is sought.

8.2              Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Purchase Warrant.

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8.3              Entire Agreement. This Purchase Warrant (together with the other agreements and documents being delivered pursuant to or in connection with this Purchase Warrant) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties, oral and written, with respect to the subject matter hereof.

8.4              Binding Effect. This Purchase Warrant shall inure solely to the benefit of and shall be binding upon, the Holder and the Company and their permitted assignees and respective successors and no other person shall have or be construed to have any legal or equitable right, remedy or claim under or in respect of or by virtue of this Purchase Warrant or any provisions herein contained.

8.5              Governing Law; Submission to Jurisdiction. This Purchase Warrant shall be governed by and construed and enforced in accordance with the laws of the State of California, without giving effect to conflict of laws principles thereof. The Company hereby agrees that any action, proceeding or claim against it arising out of, or relating in any way to this Purchase Warrant shall be brought and enforced in the state or federal courts located in Orange County, California, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 7 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim. The Company and the Holder agree that the prevailing party(ies) in any such action shall be entitled to recover from the other party(ies) all of its reasonable attorneys’ fees and expenses relating to such action or proceeding and/or incurred in connection with the preparation therefor.

8.6              Waiver, etc. The failure of the Company or the Holder to at any time enforce any of the provisions of this Purchase Warrant shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Purchase Warrant or any provision hereof or the right of the Company or any Holder to thereafter enforce each and every provision of this Purchase Warrant. No waiver of any breach, non-compliance or non-fulfillment of any of the provisions of this Purchase Warrant shall be effective unless set forth in a written instrument executed by the party or parties against whom or which enforcement of such waiver is sought; and no waiver of any such breach, non-compliance or non-fulfillment shall be construed or deemed to be a waiver of any other or subsequent breach, non-compliance or non-fulfillment.

8.7              Execution in Counterparts. This Purchase Warrant may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto. Such counterparts may be delivered by facsimile transmission or other electronic transmission.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the Company has caused this Purchase Warrant to be signed by its duly authorized officer as of the 19th day of June, 2017.

SIGNATURE PAGE TO COMMON STOCK PURCHASE WARRANT

EXHIBIT A

EXERCISE FORM

The undersigned holder hereby exercises the right to purchase of the shares of Common Stock (“Warrant Shares”) of ADOMANI, Inc., a Delaware corporation (the “Company”), evidenced by the attached Common Stock Purchase Warrant (the “Purchase Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Purchase Warrant.

1.    Form of Exercise Price. The Holder intends that payment of the Exercise Price shall be made as:

______ a “Cash Exercise” with respect to ______ Warrant Shares; and/or

______ a “Cashless Exercise” with respect to ______ Warrant Shares.

2.      Payment of Exercise Price. In the event that the holder has elected a Cash Exercise with respect to some or all of the Warrant Shares to be issued pursuant hereto, the holder shall pay the aggregate Exercise Price in the sum of $ to the Company in accordance with the terms of the Purchase Warrant.

3.     Delivery of Warrant Shares. The Company shall deliver to the holder Warrant Shares in accordance with the terms of the Purchase Warrant. Please issue said Warrant Shares in the name of the undersigned or in such other name as is specified below:

___________________________________

Date: ____________________, _________

___________________________________

Name of Registered Holder

By:             Name:

Title:

EXHIBIT A

EXERCISE FORM

EXHIBIT B

ASSIGNMENT FORM

FOR VALUE RECEIVED, the undersigned registered owner of this Purchase Warrant hereby sells, assigns and transfers unto the Assignee named below all of the rights of the undersigned within the Purchase Warrant, with respect to the number of shares of Common Stock set forth below.

Name of Assignee	Address and Phone Number	No. of Shares

The undersigned also represents that, by assignment hereof, the Assignee acknowledges that this Purchase Warrant and the shares of stock to be issued upon exercise hereof or conversion thereof are being acquired for investment and that the Assignee will not offer, sell or otherwise dispose of this Purchase Warrant or any shares of stock to be issued upon exercise hereof or conversion thereof except under circumstances which will not result in a violation of the Securities Act of 1933, as amended, or any state securities laws. Further, the Assignee has acknowledged that upon exercise of this Purchase Warrant, the Assignee shall, if requested by the Company, confirm in writing, in a form satisfactory to the Company, that the shares of stock so purchased are being acquired for investment and not with a view toward distribution or resale.

Signature of Holder
Date

The undersigned assignee agrees to be bound by all of the terms and conditions of this Purchase Warrant.

Signature of Assignee
Date

EXHIBIT B

ASSIGNMENT FORM